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                                                                  EXHIBIT (a)(v)
                        [COMPREHENSIVE CARE LETTERHEAD]

To:      Holders of Comprehensive Care Corporation 7 1/2% Convertible
Subordinated Debentures Due April 15, 2010 (the "Securities")


NOTICE IS HEREBY given, pursuant to Section 2.12 of that certain Indenture dated as of April 25, 1985 (the "Indenture"), between Comprehensive Care Corporation (the "Company") and Bank of America National Trust and Savings Association (the "Trustee"), that the Company intends to pay on April 15, 1996 (the "Payment Date"), the aggregate amount of three interest payments, and default interest on each missed payment, plus the regular semi-monthly interest payment, calculated as follows:



         (1) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on October 17, 1994, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including October 15, 1994, and to but not including the Payment Date) in the aggregate amount of $13,413 ($1.41 per each $1,000 of principal amount of a Security);



         (2) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on April 17, 1995, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including April 15, 1995, and to but not including the Payment Date) in the aggregate amount of $13,413 ($1.41 per each $1,000 of principal amount of a Security);



         (3) The interest payment on the Securities in the aggregate amount of $357,675 ($37.50 per each $1,000 of principal amount of a Security) which was due and payable by the Company on October 16, 1995, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including October 15, 1995, and to but not including the Payment Date) in the aggregate amount of $13,413 ($1.41 per each $1,000 of principal amount of a Security); and



         (4) The interest payment on the securities in the aggregate amount of $357.675 ($37.50 per each $1,000 principal amount of a Security) which would become due and payable by the Company on April 15, 1996.



         Such payments by the Company will be made to Holders in whose name a Security is registered as of April 2, 1996. Such payment by the Company is conditioned upon the concurrent effectiveness of rescission of the acceleration of the Securities by Holders of a majority in principal amount of the outstanding Securities on the Payment Date. The enclosed Offering Circular,
Schedule 13E-4, Debenture Consent Solicitation Statement and other materials each contains significant information relating to the Debentures with which you should become familiar.



Dated: February __, 1996                COMPREHENSIVE CARE CORPORATION,
                                        a Delaware corporation



                                        By:_____________________________________
                                        Its:____________________________________


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